Exhibit 10.2

Guarantee of Payment

This Guarantee of Payment (this “Guarantee”) is entered into this 5th day of October, 2018 by DIGITAL POWER LENDING, LLC, a California limited liability company (“DPL”) in recognition and furtherance of its duties solely with respect to Section 3.01(a) of that certain Management Agreement (the “Management Agreement”) as of October 4, 2018, entered into by and between DPL, I.AM INC., a Nevada limited liability company (“I.AM”), and 876CO, LLC a California limited liability company (“876CO”). Hereinafter, DPL, I.AM, and 876CO may be referred to individually as the “Party”, or collectively as the “Parties.”

Whereas, under Section 3.01(a) of that certain Management Agreement, in the event that I.AM terminates the Management Agreement without Cause (as defined under the Management Agreement), I.AM will be required to pay to 876CO, the sum of One Million Dollars ($1,000,000), subject to the terms and conditions set forth in the Management Agreement (the “Guaranteed Obligation”);

Whereas, DPL agreed to guarantee payment of the Guaranteed Obligation pursuant to Section 3.01(a) under the Management Agreement;

Whereas, 876CO desires further assurance from DPL of its intent to honor the guarantee set forth in Section 3.01(a) of the Management Agreement;

Whereas, DPL intending to be bound by Section 3.01(a) of the Management Agreement and by this Guarantee of Payment, and willing to offer 876CO assurance of DPL’s intent to be bound by the guarantee of the Guaranteed Obligation as set forth under Section 3.01 (a) of the Management Agreement, agrees as follows:

1.       Guarantee. For valuable consideration receipt of which is acknowledged, DPL hereby guarantees payment of the Guaranteed Obligation, under the Management Agreement, the terms of which are incorporated herein to extent necessary to give effect and meaning to this Guarantee. For the avoidance of doubt, DPL’s obligation under this Guarantee will not under any circumstances exceed any obligation of I.AM pursuant to the Guaranteed Obligation under the terms and conditions of the Management Agreement

2.       Continued Liability. This Guarantee shall bind and obligate DPL and its successors and assigns, jointly and severally, for the Guaranteed Obligation as if the same had been contracted with 876CO, and was due and owing by DPL. The obligation of DPL under this Guarantee shall remain in full force and effect for the term that the Guaranteed Obligation is in effect under the Management Agreement.

3.       Representations and Warranties. DPL represents and warrants to 876CO that DPL has the full power, right and authority to enter into this Guarantee.

4.       Release and Discharge Upon Full Payment/Satisfaction. DPL shall be discharged and released of any obligation under this Guarantee only upon full payment and satisfaction or termination of the Guaranteed Obligation under the Management Agreement.

5.       No Waiver of Rights. No delay by the holder in enforcing any covenant or right under this Guarantee shall be deemed a waiver of any covenant or right and no waiver by the holder of any particular provision of this Guarantee shall be deemed a waiver of any other provision or a continuing waiver of the particular provision, and except as so expressly waived, all provisions of this Guarantee shall continue in full force and effect.

6.       Governing Law; Venue; Jurisdiction. The governing law, venue and jurisdiction shall be identical to that governing the Management Agreement.

7.       Severability. If for any reason one or more of the provisions of this Guarantee or their application to any person or circumstance shall be held to be invalid, illegal or unenforceable in any respect or to any extent, the provisions shall, to such extent, be held for naught as though not contained in this Guarantee but shall nevertheless remain valid, legal and enforceable in all other respects and to such an extent as may be permissible. In addition, any such invalidity, illegality, or unenforceability shall not affect any other provisions of this Guarantee, but this Guarantee shall be construed as if such invalid, illegal or unenforceable provisions had never been contained in this Guarantee.

8.       Entire Agreement; Amendments in Writing. This Guarantee together with the terms of the Management Agreement contains all agreements of the Parties hereto with respect to matters set forth herein and succeeds all prior agreements and representations by and understandings among the parties hereto with respect to the matters addressed herein. Any amendment of or supplements to this Guarantee must be in writing and signed by the Party to be charged. In the event there is a conflict between this Guarantee and the terms of the Management Agreement, the terms of the Management Agreement will control and be given effect.

9.       Attorney’s Fees. DPL agrees to pay all reasonable attorney’s fees and other costs and expenses which may be incurred by 876CO in the enforcement of this Guarantee, including in connection with any proceeding in bankruptcy.

DATED this 5th day of October, 2018.

GUARANTOR:

DIGITAL POWER LENDING, LLC

By: /s/ William Corbett

Title: CEO